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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan of our reports dated March 8, 2006, with respect to the consolidated financial statements of AMIS Holdings, Inc., AMIS Holdings, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AMIS Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

Salt Lake City, Utah
May 16, 2006